Exhibit 99.1

NEWS RELEASE Contact: Robinson Hicks Phone Number: 617-969-9192 Email: globalscape@corporateink.com

Globalscape® Appoints James Bindseil to President and CEO

Seasoned executive advances from interim post and joins board of directors

SAN ANTONIO, TX – December 18, 2013 –GlobalSCAPE, Inc. (NYSE Amex: GSB) today announced that interim president, James Bindseil, has been promoted to president and Chief Executive Officer of the company.  Bindseil has also been appointed to Globalscape’s board of directors, effective immediately.

“James is a seasoned business leader, and an excellent fit to lead Globalscape through its next phase of growth,” said Globalscape Chairman Thomas W. Brown. “As we head into 2014, there’s a significant opportunity to help more companies securely and efficiently manage file transfers. With extensive experience in the security and IT industries, and a unique understanding of our buyer, James is strongly positioned to lead Globalscape in capitalizing on this market.”

Bindseil joined Globalscape in 2010 after more than 20 years in the technology services industry, including senior leadership roles at Fujitsu, Symantec, and AXENT Technologies. Bindseil has a Bachelor’s degree in Management, an Associate’s degree in Mathematics, and maintains professional certifications from Microsoft, Hewlett Packard, and CISCO. He’s also a Certified Information Systems Security Professional (CISSP).

“As Chief Executive Officer, my number one priority will be driving value for customers, shareholders and partners,” said Bindseil. “Globalscape has a long history of success, and I’m fully committed to continuing that tradition and finding new ways to grow the company.”

For more information, visit Globalscape.com.

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2012 calendar year, filed with the Securities and Exchange Commission on March 28, 2013.